Exhibit 4

Emmet, Marvin & Martin, llp

Counsellors at Law

120 Broadway

New York, New York 10271

Tel: 212-238-3000

Fax: 212-238-3100

www.emmetmarvin.com

October 23, 2019

The Bank of New York Mellon,

as Depositary

240 Greenwich Street

New York, New York, 10286

Re:	American Depositary Shares representing Class A ordinary shares of Fangdd Network Group Ltd.

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement (the "Deposit Agreement") for issuance of American Depositary Shares ("ADSs"), which may be evidenced by American Depositary Receipts ("ADRs"), representing Class A ordinary shares of FangDD Network Group Ltd., for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP